Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Alteon Inc.:

We consent to the use of our report dated March 3, 2004, with respect to the balance sheet of Alteon Inc. as of December 31, 2003 and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2003 and 2002, incorporated herein by reference.

/s/ KPMG LLP

Short Hills, New Jersey
July 6, 2005